EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE

Date: July 20, 1998                                                     Contact:
                                                      Ting Chang, vice president
                                                              Investor Relations
                                                                  (413) 748-8271


                     PEOPLES HERITAGE TO ACQUIRE SIS BANCORP
          Extends Franchise into Western Massachusetts and Connecticut


Portland, Maine, July 20, 1998 - Peoples Heritage Financial Group, Inc. (NASDAQ:
PHBK), a multi-state bank and financial services holding company headquartered in Portland, Maine, has reached a definitive agreement to acquire Springfield, Massachusetts-based SIS Bancorp, Inc. (NASDAQ: SISB). The acquisition will create a $12 billion banking company, materially enhance Peoples' Massachusetts banking franchise and extend it into the western part of the state. Peoples will also gain its initial presence in Connecticut through SIS's Glastonbury Bank and Trust Company.

Under the terms of the merger agreement, shareholders of SIS will receive 2.25 shares of Peoples Heritage commons stock for each whole share of SIS common stock plus cash in lieu of any fractional share. Approximately 16.8 million shares of Peoples Heritage common stock will be issued in the transaction, including shares issuable upon the exercise of substitute stock options. The exchange will be tax free and accounted for as a pooling of interests.

Based on a closing price of Peoples Heritage common stock of $25 7/16 per share on July 17, 1998, the deal is valued at $427.7 million and SIS shareholders will receive $57.23 of Peoples Heritage common stock for each share of SIS common stock. The price equates to 3.13 times the book value of SIS at March 31, 1998 and 21.4 times SIS' estimated 1999 earnings.

"We continue to grow as planned, contiguous to our existing franchise through the acquisition of another strong community bank," said William J. Ryan, Chairman, President and Chief Executive Officer of Peoples Heritage.


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His  comments  were echoed by F.  William  Marshall,  Jr.,  President  and Chief
Executive Officer of SIS: "An essential factor in our decision to move forward with this opportunity is Peoples Heritage's strong commitment to serving local communities." Mr. Marshall will continue to serve as President and Chief Executive Officer of SIS and will be named Vice Chairman of the Executive Management Committee of Peoples Heritage Financial Group.

Under the terms of the agreement, SIS Bank will continue to operate under its own name. Glastonbury Bank & Trust Company, recently acquired by SIS, will continue to operate as a Connecticut bank.

The agreement is subject to the receipt of approval of the shareholders of SIS and requisite regulatory approvals. It is anticipated that the transaction will be completed by the end of 1998. As part of the agreement, SIS gave Peoples Heritage an option to purchase 19.9 percent of its outstanding common stock under certain circumstances.

Peoples Heritage has $9.8 billion in assets and operates 194 branches through its three banking subsidiaries: Peoples Heritage Bank with Maine's leading deposit market share, Bank of New Hampshire with that state's leading deposit market share, and Family Bank in Massachusetts. The acquisition of SIS will increase the number of the Company's banking offices in Massachusetts to 56 and create its first banking presence in Connecticut with eight offices, mostly located in the central Connecticut. SIS has assets of $1.8 billion and the leading market share in Hampden County in Massachusetts. Peoples Heritage will have the eighth largest deposit market share in Massachusetts following completion of the transaction.

A conference call on the acquisition announcement and Peoples' second quarter earnings, also announced today, will be held at 10 a.m. eastern time.

For PHBK investor inquiries please contact Brian Arsenault, Vice President, Investor Relations and Corporate Communications, at (207) 761-8517.

For SIS investor inquiries, please contact Ting Chang, Vice President, Investor Relations and Corporate Planning, at (413)748-8271.

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